Exhibit 99.1 January 14, 2004

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526 Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp (541) 385-6205

Cascade Bancorp (Oregon) (NASDAQ: CACB) Highlights:

•	2003 FULL YEAR NET INCOME UP 19.1% VS 2002;

•	2003 LOAN AND DEPOSIT GROWTH UP A STRONG 17.6% AND 29.7%, RESPECTIVELY;

•	SOLID RESULTS IN “START-UP” SOUTHERN OREGON AND PORTLAND MARKETS;

•	FOURTH QUARTER EPS AT $.27, UP 7.0% - INCLUDING ($.04) INCREMENTAL COSTS RELATED TO NEW MARKET START-UPS;

•	ACQUISITION OF COMMUNITY BANK OF GRANTS PASS CLOSED ON JANUARY 1, 2004 (NOT INCLUDED IN 2003 FINANCIAL RESULTS)

For The Full Year 2003

•	Net Income up 19.1% to $14.0 million and Earnings Per Share (diluted) up 17.9% to $1.07 compared to 2002 (results include new market net costs of ($.07) per share for 2003)

•	Loans and Deposits up 17.6% and 29.7%, respectively, for the year

•	Return on Equity 25.1% for the year; above 20% nine years running

•	CACB named # 4 banking team in the nation for 2003 by US Banker magazine

For The Fourth Quarter 2003

•	Net Income at $3.5 million and Earnings Per Share (diluted) at $.27, up 7.0% vs. year ago quarter due to net expense of recent entry to Southern Oregon and Portland markets ($.04 per share for quarter)

•	New markets added $21 million to sequential-quarter loan growth

•	Following national trend, mortgage origination volumes fell to $41 million from immediately preceding quarter; related mortgage revenues declined by ($.04) per share; however, were largely offset by positive MSR valuation adjustment.

•	Net Interest Margin 5.73%, consistent with 3rd quarter of 2003

•	Credit Quality solid with delinquencies only .04% of total loans; net charge-offs at .13% annualized

FINANCIAL PERFORMANCE:

BEND, OR, January 14/PRNewswire-First Call/ — Cascade Bancorp (Nasdaq: CACB) announced strong financial results for 2003 and solid progress in its recent entry into the Southern Oregon and Portland, Oregon markets. For the year, Net Income was up 19.1% to $14.0 million vs. $11.7 million in 2002. Net Income for the quarter ended December 31, 2003, was up 8.4% to $3.5 million compared to $3.2 million for the year ago quarter. This modest quarterly increase was the result of higher expenses stemming from investments in staffing, facilities, and start-up costs incurred in the new Southern Oregon and Portland markets (see discussion below).

Earnings Per Share (diluted) for the full year 2003 were $1.07, up 17.9% from 2002. Fourth quarter EPS (diluted) increased to $.27, up 6.8% from the year ago quarter including ($.04) per share net cost incurred in new markets. Return on Equity was 25.1% for the year and 23.4% for the fourth quarter. Return on Assets continued well above peer banks at 2.13% for the full year and 1.97% for the final quarter of 2003.

The Company also announced the closing of its acquisition of Community Bank of Grants Pass on January 1, 2004, with customer conversion to Bank of the Cascades systems planned for mid-January. The Company’s year-end 2003 financial statements do not include the results of operations of Community Bank of Grants Pass since the transaction closed after year-end. The combined results will be first reported with the March 31, 2004 quarterly report. At December 31, 2003, Community Bank of Grants Pass reported $36 million in loans, $42 million in deposits and $5 million in equity, and $.4 million net income for full year 2003 (unaudited).

        “We will reflect on 2003 as an impactful year for Cascade Bancorp with our entry into the Southern Oregon and Portland metro markets,” said Patricia L. Moss, President and CEO. “These new market initiatives should provide substantial growth potential, augmenting our historical success in Central Oregon. We expect 2004 to be a year of momentum building for our Southern Oregon and Portland ventures, setting the stage for sustained growth.”

Moss continued, “For many years we have strategically focused on attracting and retaining the best bankers in our markets to serve our valued customers. The impact people that have joined us in Medford, Grants Pass, and Portland exemplify the teamwork, professionalism and customer care that are core values at Cascade Bancorp. With our expansion into these new markets, our family of Cascade Bankers is much larger and more diverse than a year ago. My heartfelt appreciation is extended to our long-serving employees along with these new people for the outstanding achievements of 2003. Their diligence and spirit are the reason for our past success, and our foundation for attracting and retaining valued customer relationships into the future.”

NEW MARKET INITIATIVES — SOUTHERN OREGON AND PORTLAND UPDATE:

Combined loan totals in the Company’s new markets stood at $27 million at December 31, 2003 while combined deposits were over $13 million. “Early results from our new markets are very encouraging,” said Michael J. Delvin, President and Chief Operating Officer of Bank of the Cascades. “Customers are enthusiastically embracing our banking model of personalized service delivered by top notch professional bankers backed by a strong technology platform.”

In the past six months, the Southern Oregon expansion has progressed under the direction of Regional EVP William Haden. Synergy between Medford and the former Community Bank of Grants Pass is evident, and the Company is targeting two additional branch locations in Medford and Grants Pass in 2004.

In the Portland market, Bank of the Cascades’ new 17-member banking team has met with solid success since its move into permanent quarters on the 10th floor in the downtown Pioneer Tower in late November. “In just our first 30 days of banking this market we have been encouraged by the strong demand for professional and private banking services among business owners and professional partnerships” said Regional SVP Walt Krumbholz.

The Company has incurred certain start-up costs and incremental ongoing expenses in connection with these new market initiatives. These net costs reduced fourth quarter earnings per share by $.6 million or about ($.04) per share, after-tax. Depending upon growth in business volumes as well as the timing of two additional branches planned in Southern Oregon, management estimates an incremental cost impact ranging from ($.06) to ($.09) on EPS for the full year of 2004. Management is targeting breakeven in these new market ventures between 18 and 24 months. Please see cautionary note on “Forward Looking Statements” below.

LOAN GROWTH AND CREDIT QUALITY:

At December 31, 2003, the loan portfolio had grown to $587 million, up 17.6% compared to a year ago, and up $25 million or a 17% annualized pace from the immediately preceding quarter. Loans in the Company’s main Central Oregon market increased 13.4% over the year, while incremental loan growth in Portland and Medford contributed the majority of overall loan growth during the fourth quarter.

The Company’s underlying loan credit quality remained sound, with delinquent loans greater than 30 days past due at .04% of total loans, while net loan charge-offs for the quarter were $.2 million or only .13% (annualized) of total loans, consistent with solid quality results of recent quarters. “We are pleased with the quality of loan requests we are seeing from our new markets and with the opportunity to support the business and economic progress of these communities,” said Frank R. Weis, EVP and Chief Credit Officer. The Reserve for Loan Losses at year end stood at a prudent 1.60% of total loans, consistent with the level of recent quarters. Based upon Management’s analytical and evaluative assessment of loan quality, the Company believes that its Reserve for Loan Losses is at an appropriate level under current circumstances and prevailing economic conditions.

DEPOSIT GROWTH:

December 31, 2003 deposits were $651 million, up 29.7% or $149.2 million from a year ago. The Company reported that a portion of 2003‘s rapid deposit growth was attributed to deposit activity of several large customers that may be interim in nature. With the lower overall interest rate environment and its ongoing success in attracting non-interest bearing deposits, the Company’s average overall cost of funds fell to .68% in 2003 compared to .98% in 2002.

NET INTEREST MARGIN:

The deposit flows of late have created a substantial liquidity reserve available to fund future loan growth or to accommodate short term customer cash fluctuations. The Company reported that this excess liquidity averaged $55.9 million during the quarter, representing 8% of total assets, down from 10% of assets in the prior quarter. These funds were invested in low-yielding liquid assets, thus contributing to a lower Net Interest Margin (NIM) for the past two quarters. The Company reported its fourth quarter NIM of 5.73%, comparable to the 5.63% for the third quarter but down from the 6.56% a year earlier. If adjusted to exclude these funds, the NIM for the Company’s core banking business was 6.16% for the fourth quarter, unchanged from the preceding quarter (as adjusted). Cascade’s margin has been in the high 90th percentile of all banks for a decade, and continues to be well above peer levels. The ongoing low interest rate climate continues to cause declining loan yields that compress against an already low cost of funds. Management forecasts that the core margin (excluding the effect of low yielding excess funds) will continue to ease over the next 12-18 months toward a range of 5.75% to 6.00%. Please see cautionary “Forward Looking Statements” below as well as Form 10K annual report for further information on interest rate risk.

MORTGAGE ORIGINATION ACTIVITY:

As expected and consistent with nationwide trends, fourth quarter residential mortgage origination activity declined significantly from the record-setting pace of the prior quarter. The Company originated $41.1 million in residential mortgages for our customers during the quarter ended December 31, 2003. This compares to a record $101.6 million for the immediately preceding quarter, when mortgage refinance activity peaked with an apparent bottoming of mortgage rates. “Core” mortgage pretax revenue fell from $1.3 million in the third quarter of 2003 to $.6 million in the fourth quarter, an after-tax decline of about $.03 per share. Fourth quarter mortgage revenue returned to a more normal 5% of gross revenues, down from nearly 10% during the refinance boom period in earlier quarters of 2003. Offsetting this quarter’s decline in “core” mortgage revenue was a $.6 million positive Mortgage Servicing Rights (MSR) valuation adjustment. The value of MSR improved due to expectations and assumptions that higher mortgage interest rates will continue to slow the pace of mortgage prepayments and refinancing activity, thus enabling mortgage servicers to sustain cash flows on existing servicing portfolios for a longer period of time. Including remaining net valuation allowances, the carrying value of the MSR at December 31, 2003 is 0.92% of serviced loans compared to 0.89% a year ago, and 0.82% at the prior quarter end. Net remaining MSR impairment allowances total approximately $.3 million at December 31, 2003.

NON-INTEREST INCOME AND EXPENSE:

Non-Interest Income was up 38.5% at $13.4 million (pre-tax) for the full year, including $4.3 million owing to the record net mortgage revenues discussed above. Also contributing to higher fee income in 2003 was a $1.8 million, or 41.4% year over year increase in service charge income, primarily as a result of increased customer volumes and relationship activities including strong customer acceptance and utilization of our overdraft protection product.

Non-Interest Expense for the year increased 18.2% compared to 2002 while fourth quarter expenses were 14.3% above the year ago quarter. Pretax expenses relating to new markets were $1.3 million for the year and $.7 million for the current quarter. These new market start-up expenses account for about 33% of the increase for the full year, and 87% of expense increase for the fourth quarter of 2003 compared to the same quarter in 2002. Expense increases were primarily for human resources, including staffing increases to meet growing business volumes, support for new markets, along with incentive-based bonuses and variable mortgage commissions that are directly tied to the increasing profitability of the Company.

BUSINESS STRATEGY:

The business strategy of the Company and its principal subsidiary, Bank of the Cascades, focuses on personal-touch relationship banking, competitive financial products, and advanced technology applied for the convenience of customers. The Company targets its operations in relatively fast-growing, quality of life communities, including Central and Southern Oregon, as well as the state capitol, Salem. In December 2003, the Company opened its first office in Portland, Oregon, targeting business and professional customers in the downtown area. In all of its markets, the Company strives to recruit and retain the best in-market bankers as a key strategic advantage. Founded in 1976, Bank of the Cascades is the market share leader in Central Oregon, one of the fastest growing regions in the Nation, offering full-service community banking including business and personal banking as well as private financial services including trust and investment. The Bank has a total of 14 offices, and has announced plans to open up to five new offices between its Central and Southern Oregon markets in 2004. For further information on the Company or to access Internet banking, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

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CASCADE BANCORP Selected Consolidated Financial Highlights (In thousands, except per share data and ratios; unaudited)

Balance Sheet Data (at period end)	4th Qtr 2003	4th Qtr 2002	% Change	Full Year 2003	Full Year 2002	% Change

Investment securities	$34,270	$30,745	11.5%	$34,270	$30,745	11.5%
Loans, gross	587,200	499,173	17.6%	587,200	499,173	17.6%
Total assets	734,698	578,359	27.0%	734,698	578,359	27.0%
Total deposits	651,154	501,962	29.7%	651,154	501,962	29.7%
Non-interest bearing deposits	245,378	209,524	17.1%	245,378	209,524	17.1%
Core Deposits (1)	635,177	488,092	30.1%	633,654	488,092	29.8%
Total shareholders’ equity	61,756	51,188	20.6%	61,756	51,188	20.6%
Income Statement Data
Interest income	$10,540	$9,721	8.4%	$40,835	$37,897	7.8%
Interest expense	999	1,024	-2.4%	4,003	4,657	-14.0%
Net interest income	9,541	8,697	9.7%	36,832	33,240	10.8%
Loan loss provision	620	400	55.0%	2,695	2,680	0.6%
Net interest income after loan loss provision	8,921	8,297	7.5%	34,137	30,560	11.7%
Noninterest income	3,547	2,899	22.4%	13,400	9,663	38.7%
Noninterest expense	6,722	5,882	14.3%	24,854	21,023	18.2%
Income before income taxes	5,746	5,314	8.1%	22,683	19,200	18.1%
Provision for income taxes	2,231	2,072	7.7%	8,728	7,485	16.6%
Net income	$3,515	$3,242	8.4%	$13,955	$11,715	19.1%
Share Data (2)
Basic earnings per common share	$0.28	$0.26	7.5%	$1.11	$0.94	18.1%
Diluted earnings per common share	$0.27	$0.25	7.0%	$1.07	$0.91	17.9%
Book value per common share	$4.89	$4.09	19.6%	$4.89	$4.09	19.6%
Cash dividends declared per common share	$0.08	$0.07	14.3%	$0.32	$0.26	23.1%
Ratio of dividends declared to net income	28.71%	27.00%	6.3%	28.86%	27.68%	4.2%
Basic Average shares outstanding	12,615	12,507	0.9%	12,584	12,474	0.9%
Fully Diluted average shares outstanding	13,072	12,897	1.4%	12,999	12,871	1.0%
Key Ratios
Return on average total shareholders’ equity	23.38%	26.13%	-10.5%	25.06%	25.62%	-2.2%
Return on average total assets	1.97%	2.27%	-13.2%	2.13%	2.20%	-3.2%
Net interest spread	5.36%	6.03%	-11.1%	5.62%	6.17%	-8.9%
Net interest margin	5.73%	6.56%	-12.7%	6.02%	6.75%	-10.8%
Total revenue (net int inc + non int inc)	$13,088	$11,596	12.9%	$50,232	$42,903	17.1%
Efficiency ratio (3)	51.36%	50.72%	1.3%	49.48%	49.00%	1.0%
Asset Quality Ratios
Loan loss reserve	9,399	7,669	22.6%	9,399	7,669	22.6%
Reserve to ending total loans	1.60%	1.54%	4.3%	1.60%	1.54%	3.9%
Non-performing assets (4)	56	1,505	-96.3%	56	1,505	-96.3%
Non-performing assets to total assets	0.01%	0.26%	-97.1%	0.01%	0.26%	-97.1%
Delinquent >30 days to total loans	0.04%	0.17%	-76.0%	0.04%	0.17%	-76.5%
Net Charge off’s	182	232	-21.6%	966	1,566	-38.3%
Net loan charge-offs (annualized)	0.13%	0.19%	-32.3%	0.18%	0.34%	-47.4%
Mortgage Activity
Mortgage Originations	$41,072	$74,445	-44.8%	$304,691	$224,308	35.8%
Total Servicing Portfolio (sold loans)	$514,223	$453,536	13.4%	$514,223	$453,536	13.4%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,688	$4,071	15.2%	$4,688	$4,071	15.2%
Capital Ratios
Average shareholders’ equity to average assets	8.70%	8.70%	0.0%	8.51%	8.60%	-1.0%
Leverage ratio (5) (Est Q4-03)	8.61%	8.84%	-2.6%	8.61%	8.84%	-2.6%
Total risk-based capital ratio (5) (Est Q4-03)	11.57%	11.09%	4.3%	11.57%	11.09%	4.3%

Notes:

(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.

(2)	Adjusted to reflect a three-for-two stock split declared in May 2002.

(3)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).

(4)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.

(5)	Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 12/31/03: 12,621,275